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                                                                     EXHIBIT 6.2
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                        MANAGEMENT AND LEASING AGREEMENT

                                 EDISON BUILDING

                                DECEMBER 31, 1997

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                                TABLE OF CONTENTS

                                                                         Page


ARTICLE I:     EXCLUSIVE AGENCY...........................................1

   1.1         Appointment................................................1

ARTICLE II:    TERM OF AGREEMENT..........................................1

   2.1         Initial Term:  Option to Renew.............................1
   2.2         Owner Rights Regarding Termination.........................2
   2.3         Manager Rights Regarding Termination.......................2
   2.4         Force Majeure; Cure Rights.................................3
   2.5         Continuing Obligations Upon Termination....................4

ARTICLE III:   BUSINESS PLAN, BUDGET AND ACCOUNTING.......................4

   3.1         Preparation of Budget......................................4
   3.2         Accounting.................................................4
   3.3         Books and Records..........................................5
   3.4         Reports to Owner...........................................5
   3.5         Financial Information......................................5
   3.6         Method of Accounting.......................................5

ARTICLE IV:    MANAGEMENT OF PROJECT......................................6

   4.1         General Duties and Responsibilities........................6
   4.2         Leasing the Project........................................7
   4.3         Construction...............................................8
   4.4         Limitation of Authority....................................8

ARTICLE V:     METHODS OF OPERATION.......................................8

   5.1         Contracts..................................................8
   5.2         Compliance with Laws.......................................9
   5.3         Licenses and Permits.......................................9
   5.4         Hazardous Materials........................................9
   5.5         Employees.................................................10
   5.6         Legal Counsel.............................................10

ARTICLE VI:    INFORMATION TO BE PROVIDED BY OWNER.......................10

   6.1         Information...............................................10




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ARTICLE VII:   FINANCIAL MATTERS.........................................11

   7.1         Bank Accounts.............................................11
   7.2         Audits....................................................11

ARTICLE VIII:  INSURANCE AND INDEMNIFICATION.............................11

   8.1         Indemnity and Subrogation.................................11
   8.2         Project Insurance.........................................13
   8.3         Manager's Responsibilities................................15
   8.4         Employee Insurance........................................15

ARTICLE IX:    COMPENSATION OF MANAGER...................................15

   9.1         Management Fee............................................15
   9.2         Additional Compensation...................................15
   9.3         Employee Compensation.....................................15
   9.4         Management Office.........................................16
   9.5         Out-of-Pocket Expenses....................................16
   9.6         Method of Payment.........................................16

ARTICLE X:     GENERAL PROVISIONS........................................17

   10.1        Independent Contractor....................................17
   10.2        Notices...................................................17
   10.3        Attorney's Fees...........................................17
   10.4        Assignments...............................................17
   10.5        Amendments................................................18
   10.6        Entire Agreement..........................................18
   10.7        Governing Law; Venue......................................18
   10.8        Cooperation and Assistance................................18
   10.9        Waiver....................................................18
   10.10       Severability..............................................18
   10.11       No Obligation to Third Party..............................18
   10.12       Captions..................................................19
   10.13       Time of Essence...........................................19
   10.14       Counterparts..............................................19
   10.15       Non-Discrimination........................................19
   10.16       Certain Interpretative Matters............................19

EXHIBIT "A"    DESCRIPTION OF PROJECT....................................21
EXHIBIT "B"    INFORMATION TO BE PROVIDED BY OWNER.......................22
EXHIBIT "C"    MANAGEMENT FEE............................................23
EXHIBIT "D"    SCHEDULE OF LEASING COMMISSIONS...........................24
EXHIBIT "E"    CONSTRUCTION MANAGEMENT FEES..............................25


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                       COMMERCIAL PROPERTY MANAGEMENT AND
                                LEASING AGREEMENT
                         (multi-tenant office building)


                  THIS COMMERCIAL PROPERTY MANAGEMENT AND LEASING AGREEMENT (the "Agreement") is dated as of December 31, 1997, and is entered into by and between EBS BUILDING, L.L.C., a Delaware limited liability corporation ("Owner"), and INSIGNIA COMMERCIAL GROUP, INC., a Delaware corporation ("Manager").

                                   BACKGROUND

                  A. Owner owns that certain real estate project improved with buildings and related parking facilities and common areas commonly known as The Edison Building which is more particularly described on EXHIBIT "A" of this Agreement and hereinafter referred to as the "Project".

                  B. Owner desires to engage Manager as Owner's exclusive agent to lease, manage and operate the Project, and Manager desires to accept such engagement upon the terms set forth herein.

                  C. This Agreement shall be subject and subordinate to any deed of trust encumbering the Project and, at the option of the beneficiary of any such deed of trust or any transferee of title to the Project by virtue of foreclosure of the lien of such deed of trust, Manager shall attorn to and recognize such beneficiary or transferee as the successor to Owner of the Project, and Manager shall thereupon continue to perform Manager's covenants hereunder.

                             STATEMENT OF AGREEMENT

                  In consideration of the foregoing recitals and the mutual promises and covenants contained herein, Owner and Manager agree as follows:

                                    ARTICLE 1
                                EXCLUSIVE AGENCY

                  1.1. APPOINTMENT. Owner hereby appoints Manager as the sole and exclusive leasing agent and manager of the Project and Manager hereby accepts such appointment, upon the terms, covenants and conditions set forth herein.

                                   ARTICLE II
                                TERM OF AGREEMENT

                  2.1.     INITIAL TERM: OPTION TO RENEW. Except as provided in
Section 2.2 below, the term of this Agreement for all leasing activities shall commence on January 1, 1998, and for all management activities the term of this Agreement shall commence on February 1, 1998. The term of this Agreement shall continue through and including January 31, 2000. Owner shall thereafter have successive option rights to extend the term of this Agreement for



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consecutive, additional periods of one (1) year each, but in no event shall this
Agreement survive that certain Members Agreement dated as of September 26, 1997 (the "Members Agreement"). Each such renewal of this Agreement shall be automatic unless either party provides written notice to the other of its election to terminate this Agreement not less than ninety (90) days prior to the initial term or succeeding option term, as the case may be.

                  2.2. OWNER RIGHTS REGARDING TERMINATION. Notwithstanding the provisions of Section 2.1 above, this Agreement shall terminate upon the happening of any of the following:

                        (a) Closing of the sale or exchange by Owner of the Project or Owner's rights to collect the income therefrom, unless the transferee elects prior to such closing and by written notice to Manager to assume the obligations of Owner pursuant to this Agreement accruing subsequent to such closing, and Manager consents to such assumption. If less than the entire Project is sold or exchanged, such termination shall apply only to the portions sold or exchanged.

                        (b) The fifteenth (15th) day after written notice from Owner to Manager to terminate this Agreement or remove Manager for "just cause." For purposes of this Section 2.2(b), "just cause" shall mean any one or more of the following: (i) Manager's negligence, willful misconduct, fraud or misappropriation of funds; (ii) Manager's failure to promptly and in good faith comply with Owner's reasonable instructions or directions in connection with the Project; or (iii) Manager's failure to carry out its duties hereunder or its material breach of this Agreement, including any violation by Manager of applicable law.

                        (c) Immediately upon the dissolution of Manager; the filing by or against Manager of a petition seeking the adjudication of Manager as a bankrupt; the appointment of a receiver to take possession of Manager's assets or any substantial portion thereof; or any assignment by Manager for the benefit of its creditors.

                        (d) Without cause with sixty (60) days prior written notice to Manager, provided however that Manager shall be entitled to the cancellation fee set forth in Section 2.3(a) below.

                  2.3.  MANAGER RIGHTS REGARDING TERMINATION.

                        (a) In the event of a termination of this Agreement pursuant only to Section 2.2(d) above, Owner shall pay to Manager in consideration of such termination and prior to the effective date of such termination, an amount (in addition to such other amounts as are accrued and unpaid to Manager as of the effective date of termination) equal to two (2) months management fee, as a cancellation fee hereunder.

                        (b) Notwithstanding the provisions of Section 2.1 above, this Agreement shall terminate upon the happening of any of the following:

                             (i) The fifteenth (15th) day after written notice
from Manager to Owner to terminate this Agreement for "just cause". For purposes of this Section 2.3(b)(i), "just cause" shall mean any one or more of the following occurrences adversely affecting the


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ability of Manager to perform its duties or imposing a risk of liability on
Manager: any finding that all or any portion of the Project, or any sale, rental or other disposition thereof, or any act or failure to act by Owner, does not comply with, or is in violation of, the requirements of any law, rule, regulation, statute, ordinance or requirement of any governmental entity or authority; Owner's failure to provide Manager with information, documents, signatures, authorizations, or any other item required that may be necessary or appropriate for Manager to carry out its duties under this Agreement or Owner's failure to provide to Manager sufficient funds, as needed, to pay all fees and expenses of Manager to be paid pursuant to this Agreement and all costs and expenses of the Project to be paid by Manager on behalf of Owner pursuant to this Agreement.

                             (ii) Immediately upon the dissolution of Owner; the
filing by or against Owner of a petition seeking the adjudication of Owner as a bankrupt; the appointment of a receiver to take possession of the Project or any substantial portion of Owner's assets; or any assignment by Owner for the benefit of creditors.

                             (iii) Without cause with sixty (60) days prior
written notice to Owner.

                  2.4.     FORCE MAJEURE; CURE RIGHTS.

                           (a) The obligations of Owner and of Manager under
this Agreement (except the obligation of Owner to provide funds to Manager for the timely payment of fees and expenses of Manager and expenses of the Project to be paid by Manager on behalf of Owner pursuant to this Agreement ) shall be excused for that period of time that Owner or Manager, as applicable, cannot fulfill such obligations by reason of delays beyond its control, including without limitation acts of God, inclement weather, war, insurrection, labor strikes, inability to obtain necessary materials or supplies, inability to obtain necessary permits, licenses or approvals, or any other event commonly included within the definition of force majeure.

                           (b) Notwithstanding the provisions of Sections 2.2(b)
and 2.3 above, in the event of written notice of termination for "just cause", this Agreement shall not terminate if the party receiving such notice cures the alleged breach (other than willful misconduct or fraud, neither of which shall be subject to cure) within the fifteen (15) day notice period (or, for any nonmonetary breach which cannot be cured within such fifteen (15) day period, provided that the defaulting party commences such cure within the 15-day period and thereafter diligently and continuously prosecutes such cure to completion).

                  2.5. CONTINUING OBLIGATIONS UPON TERMINATION. Upon the termination of this Agreement by any means (but subject to Owner's rights of set off for any claims of Owner under section 2.2(b)):

                       (a) Owner shall remain bound by all contracts entered into by Manager in the name of Owner within the limitations contained in this Agreement and hereby agrees and acknowledges that it shall remain obligated to the Manager for all management fees earned by the Manager through the date of termination and for all reimbursements due to the Manager pursuant to this Agreement.


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                       (b) Manager shall remain obligated:

                           (i) To render to Owner a final accounting of income
and expenses of the Project as provided in this Agreement.

                           (ii) To deliver to Owner all income and all security
deposits from the Project which have been entrusted to Manager and not previously refunded after reimbursement of all expenses and payment of all management fees which Manager is entitled to receive.

                           (iii) To deliver to Owner all keys, books and
records, contracts, leases, receipts, unpaid bills and other documents relative to the Project which are in Manager's possession or have otherwise been entrusted to Manager and have not been previously returned.

                           (iv) To use reasonable efforts and to cooperate with
Owner (and at no additional cost to Owner) to cause an orderly transition of the management of the Project without detriment to the rights of Owner or to the continued management of the Project.

                                   ARTICLE III
                      BUSINESS PLAN, BUDGET AND ACCOUNTING

                  3.1. PREPARATION OF BUDGET. Manager shall prepare and submit to Owner a business plan and proposed budget for the promotion, operation, repair and maintenance of the Project for the forthcoming fiscal year. The business plan and proposed budget for the 1998 fiscal year shall be delivered to Owner by not later than April 1, 1998. Thereafter, each business plan and proposed budget shall be delivered to Owner by no later than November 1 of each year. Owner will consider each proposed budget and will consult with Manager in the period prior to the commencement of the forthcoming fiscal year in order to agree upon an "Approved Budget."

                  3.2. ACCOUNTING. Manager shall use diligence and employ reasonable efforts to assure that the actual costs of managing, maintaining an operating the Project do not exceed the Approved Budget. During the fiscal year Manager shall inform Owner of any material increases in costs and expenses that were not reflected in the Approved Budget and shall secure Owner's prior approval for any expenditure that will result in an increase of whichever of the following is greater (herein considered a "material increase"): in excess of ten percent (10%) of the annual budgeted amount in any one accounting category of the Approved Budget or $10,000.00.

                  3.3. BOOKS AND RECORDS. Manager shall maintain accurate books and records for the Project on a segregated basis (not combined with other properties), in accordance with generally accepted accounting principles, consistently applied, with complete supporting documentation to ensure that all entries in the books and records are accurate and complete. Such books and records shall be maintained by Manager at its address stated herein or at such other location as may be mutually agreed upon in writing. Manager shall take all necessary and prudent steps to exercise such control over accounting and financial transactions so as to protect Owner's assets from theft or fraudulent activity on the part of Manager's employees.

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                  3.4. REPORTS TO OWNER. Manager shall, by the twentieth
(20th) day of each month, furnish to Owner an accounting of receipts and disbursements for the immediately preceding month. Such accounting shall show collections, delinquencies, uncollectible items, vacancies and other matters pertaining to the management, operation and maintenance of the Project during the month (the "Monthly Report"). The accounting shall also include a comparison of monthly and year-to-date actual income and expense with the Approved Budget for the Project and such other information as reasonably requested by Owner. In addition, if such funds are not in the Owner's account, Manager shall remit to Owner all unexpended funds, after deducting the management fees and reimbursements due to Manager and a reserve for contingencies in the amount set forth in the Approved Budget or as may be otherwise agreed to from time to time by Owner and Manager, along with such accounting.

                  3.5. FINANCIAL INFORMATION. Manager shall maintain, and supply to Owner upon written request, copies of:

                       (a) All bank statements, bank deposit slips and bank
                           reconciliations;

                       (b) Detailed cash receipts and disbursement records;

                       (c) Paid invoices;

                       (d) Summaries of adjusting journal entries; and

                       (e) Any other information on the Project in Manager's
                           possession requested by Owner.

                  3.6. METHOD OF ACCOUNTING. All financial statements and reports required hereunder will be prepared on a cash basis in accordance with generally accepted accounting principles, consistently applied.

                                   ARTICLE IV
                              MANAGEMENT OF PROJECT

                  4.1. GENERAL DUTIES AND RESPONSIBILITIES. Manager shall manage, operate and maintain the Project in accordance with generally accepted principles of sound property management using all due diligence and prudence in performing its duties and otherwise in accordance with the general standards set forth in this Article IV. Without limiting the generality of the foregoing, Manager's functions hereunder shall include the following:

                       (a) Manager shall use reasonable efforts to collect all rents and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Project or any portion thereof. All funds received by Manager for or on behalf of Owner (less any sums properly deducted by Manager pursuant to any of the provisions of this Agreement) shall be deposited in a bank selected by Owner in a special account maintained by Manager in the name of and at the expense of Owner for the deposit of funds of Owner.

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                       (b) Manager shall, in the name of and at the expense
of Owner, make or cause to be made such ordinary repairs and alterations as Manager may deem advisable or necessary to the improvements on the Project, subject to and within the limitations of the Approved Budget; provided, however, that Manager shall not expend more than Twenty Thousand Dollars ($20,000) for any one item of repair or alteration without Owner's prior written approval, except emergency repairs if, in the reasonable opinion of the Manager, such repairs are necessary to protect the Project from further damage or to maintain services to tenants as called for in their leases. The authority provided to Manager in this paragraph shall not extend to capital improvements or the associated tenant finish, refurbishing and rehabilitation or remodeling areas covered by new leases. The latter expenditures are subject to the Owner's prior approval which shall be given at the time of the execution of new leases and in accordance with the provisions of this Agreement. Manager shall promptly inform Owner of material increases (as defined herein) in repair and maintenance costs not reflected in the Approved Budget.

                       (c) Manager shall, in the name of and at the expense of Owner, contract for those utilities, and other building operation and maintenance services and parking facility management that Manager shall deem advisable; provided that all service contracts shall be for a term cancelable upon thirty (30) days advance notice without penalty, with the exception of elevator and alarm monitoring contracts, without prior written approval of Owner and the cost of all such services shall be included in the Approved Budget or otherwise approved in writing in advance by Owner. Manager shall at Owner's expense, purchase and keep the Project furnished with all reasonably necessary supplies. All services provided to the Project by parties other than Manager shall be provided pursuant to valid, bona fide contracts entered into on an arms-length basis and after competitive bidding conducted by Manager. Manager shall disclose to Owner any and all affiliations between Manager or Manager's affiliates, employees or owners, and other actual or prospective service providers, and their affiliates, employees or owners. If Manager makes no such disclosure as to any such service provider, Manager shall be deemed to have represented and warranted that no such affiliation exists.

                       (d) Subject to the provisions of Section 7.3 below, Manager shall pay at the expense of Owner, from the account or accounts provided for in Section 7.1 below or from funds otherwise provided by Owner, expenses of the Project, including without limitation real and personal property taxes, payments due under service contracts, utilities, materials and supplies necessary for the operation of the Project, and such other expenses as may be incurred in connection with the operation and management of the Project in the ordinary course of business or as set forth under this Agreement.

                  4.2. LEASING THE PROJECT. Manager's functions hereunder shall include the following:

                       (a) Manager shall perform all promotional, marketing and lease up activities with respect to the Project and use Manager's best efforts to lease vacant space in the Project. All inquiries for any leases, renewals or other agreements for the rental, use or occupancy of the Project or portions thereof, shall be referred to Manager, and all negotiations connected therewith shall be handled by or under direction of Manager and subject to Owner's approval and review.

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                           (b) Subject to budgetary limitations in the Approved
Budget, Manager shall, at Owner's expense:

                               (i) advertise the Project or portions thereof,

                               (ii) prepare marketing plan, and brochures and
collateral materials for the Project,

                               (iii) engage with a "competent" architectural
firm or firms to provide computer-aided drawings (CAD) of the rentable areas of the Project and space planning services for prospective tenants, subject to Owner's prior approval,

                               (iv) engage with a competent real estate attorney
on an "as needed" basis for lease documentation, subject to Owner's prior approval, and

                               (v) engage with competent consultants (public
relations, advertising) on an "as needed" basis subject to Owner's prior approval.

                           (c) Notwithstanding contrary provisions in this
Agreement, if within sixty (60) days following the date of termination of the Agreement the Project or portions thereof are contracted to be leased to any person ["Manager Contact(s)"] pursuant to a proposal approved by Owner during the term of the Agreement, a commission shall be payable to Manager in accordance with EXHIBIT "D" hereof. Owner agrees that the sixty (60) day period will be extended as long as negotiations continue with a Manager Contact(s). Manager shall deliver to Owner a written notice within ten (10) days after such termination, registering with Owner the names and addresses of all Manager Contact(s), and Owner shall have ten (10) days after receipt of said list to dispute the validity of such Manager Contact(s).

                           (d) Manager shall, in the Monthly Report, prepare a
report on the status of prospects, stacking plan and marketing activities for the Project.

                  4.3. CONSTRUCTION. Manager shall manage all construction activity at the Project, including tenant finish work, repairs, maintenance and capital improvements and Manager shall complete such work in a workmanlike manner in keeping with an office tower of the same class as the Project. Such work shall be completed in accordance with plans and specifications approved by Owner.

                  4.4. LIMITATION OF AUTHORITY. Notwithstanding any provision in this Agreement to the contrary, Manager shall not without the prior approval of Owner:

                           (a) Enter into any agreement to lease, convey or
otherwise transfer or pledge or encumber the Project or any other property or asset of Owner;

                           (b) Institute or defend lawsuits except as otherwise
provided herein or other legal proceedings on behalf of Owner;

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                           (c) Pledge the credit of Owner (except for purchases
made in the ordinary course of operating the Project or as otherwise contemplated pursuant to this Agreement); or

                           (d) Borrow money or execute any promissory note or
deed of trust, security agreement, guaranty or other encumbrance in the name of or on behalf of Owner.

                                    ARTICLE V
                              METHODS OF OPERATION

                  5.1. CONTRACTS. All service contracts, and (to the extent they are within the scope of Manager's duties under this Agreement) all contracts for capital improvements and all contracts for the improvement, refurbishing or remodeling of tenant spaces ("Contracts") which (a) cover expenditures included within the Approved Budget, or, are required by any approved lease, or, are otherwise approved in advance by Owner, and (b) may be with affiliates of Manager, and (c) meet the criteria set forth hereunder for such Contracts or are approved in advance by Owner or otherwise meet criteria established by Owner for such Contracts, shall be executed by Manager in the name of, and as agent for Owner. Any or all such Contracts shall be subject to Owner's prior approval. If required, any or all Contracts shall be executed by Owner. All Contracts shall be with such contractors and service providers as Manager may select from time to time. Upon any termination of this Agreement, to the extent necessary, Manager shall assign all Contracts executed by Manager to Owner. Owner will provide Manager with any additional documentation reasonably necessary to establish Manager's authority to act as required hereunder. Upon termination of this Agreement, Owner agrees to specifically assume Contracts that are in the name of Manager. Notwithstanding anything to the contrary contained in this Section 5.1, all contracts entered into by Manager or presented to Owner by Manager shall be subject to the requirements of Section 4.1(c).

                  5.2. COMPLIANCE WITH LAWS. Subject to the other provisions of this Agreement, at Owner's expense, Manager shall use reasonable efforts to cause the Project to comply with federal, state and municipal laws, all known ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Project and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Manager shall use reasonable efforts to remedy the violation of any such law, ordinance, rule, regulation or order of which it has actual knowledge and which violation occurs after the date hereof, at Owner's expense. Expenses incurred in so complying and in correcting any such violation shall be included in the Approved Budget or otherwise approved in advance by Owner. At Owner's expense, and if requested in writing by Owner, Manager shall comply with all terms and conditions contained in any ground lease, mortgage, deed of trust or other security instruments affecting the Project of which Manager has actual knowledge and for remedying any breach thereof. Notwithstanding the foregoing, however, Manager's responsibilities under this Section shall not extend to matters as to which the expenditure of Owner's funds is required but disapproved by Owner or such funds are not made available by Owner.

                  5.3. LICENSES AND PERMITS. Manager shall apply for and obtain and maintain in the name and at the expense of Owner all licenses and permits required of Owner or Manager in



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connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

                  5.4. HAZARDOUS MATERIALS. Owner acknowledges and understands that Manager is not qualified to evaluate the presence or absence of hazardous or toxic substances waste, materials, electromagnetic fields or radioactive materials upon, within, above or beneath the Project, compliance with hazardous materials or waste laws, rules and regulations, or the clean-up or remediation of hazardous materials spills or contamination. Accordingly, notwithstanding the provisions of Section 5.2 above, Manager's obligations to Owner with respect to the presence of hazardous or toxic substances, waste, materials, electromagnetic fields or radioactive materials upon, within, above or beneath the Project (hereinafter collectively "Hazardous Materials") and/or with the compliance and enforcement of federal, state and local laws, rules, regulations, ordinances, and requirements relating to Hazardous Materials (hereinafter collectively "Hazardous Materials Laws") shall be subject to, conditioned upon, and limited by the following:

                           (a) In no event will the Manager make an independent
determination as to the presence or absence of Hazardous Materials or whether the Project or any particular tenant space is in violation or compliance with any Hazardous Materials Laws. The Manager's sole responsibility shall be to act, at the direction of the Owner or Owner's environmental consultant, to (i) undertake, on the Owner's behalf and at the Owner's expense, necessary actions for the Owner to comply with Hazardous Materials Laws in accordance with the environmental recommendations contained in the environmental assessment report, and/or (ii) seek, on the Owner's behalf and at the Owner's expense, to enforce a tenant's compliance with any Hazardous Materials Laws in accordance with the environmental consultant's recommendations contained in the environmental assessment report.

                           (b) The Manager shall have absolutely no
responsibility or obligation with respect to the clean-up and remediation of any spill or contamination of any Hazardous Materials upon, beneath or within all or any portion of the Project, not caused by Manager, its contractors, employees, agents or invitees.

                  5.5. EMPLOYEES. Manager shall have in its employ or under separate contract at all times a sufficient number of capable employees enabling it to properly, adequately, safely and economically manage, operate and maintain the Project. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees, as well as union negotiations and compliance with laws and regulations dealing with employee matters, are the responsibility of the Manager, which is in all respects the employer of such employees. In the event that any expenses, including salaries and any management office maintained by Manager, are attributable in part to the Project and in part to other properties managed by Manager, such expenses shall be prorated and apportioned between the respective properties on a reasonable basis, provided, however, that no such expenses attributable to Manager's leasing obligations hereunder shall be prorated to the Project, it being understood and agreed that all of Manager's leasing personnel expenses shall be borne by Manager. All employees of Manager who handle or



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are responsible for Owner's funds shall be covered by a fidelity bond. The amount of such bond shall be reasonably determined by Owner and the premium therefore shall be a cost of the Owner.

                  5.6. LEGAL COUNSEL. Manager shall, upon prior approval by Owner and at Owner's request and expense, engage counsel and cause legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with provisions of tenant leases, or to dispossess tenants. Manager shall use legal counsel selected and/or retained by Owner to assist as necessary in lease and/or contract preparation and negotiation, to provide legal advice in connection with management issues at the Property, and to institute legal proceedings. All compromises, settlements, or legal proceedings shall be subject to the prior approval of Owner. Attorneys' fees and costs incurred in any of the foregoing shall be expenses of the Project. Owner and Manager shall agree upon a reasonable projection for the attorneys' fees and costs in the Approved Budget.

                                   ARTICLE VI
                       INFORMATION TO BE PROVIDED BY OWNER

                  6.1. INFORMATION. Within five (5) business days after execution and delivery of this Agreement, to extent available to Owner, Owner shall provide to Manager all information listed in EXHIBIT "B" attached hereto and incorporated herein by reference, for Manager's use in connection with the fulfillment of its duties under this Agreement. At all times during the term of this Agreement, Owner shall provide to Manager such other or updated information as Owner may obtain with respect to the Project; shall cooperate with Manager in providing additional information or responding to questions Manager may have with respect to the ownership and prior operation of the Project; and shall assist and/or cooperate with Manager in all reasonable means respecting Manager's fulfillment of its obligations under this Agreement. In no event shall Owner withhold from Manager any material information respecting the use or condition of the Project, any contracts, debts, liens or liabilities encumbering or affecting the Project, or any other information which could reasonably and materially affect the fulfillment of Manager's duties under this Agreement.

                                   ARTICLE VII
                                FINANCIAL MATTERS

                  7.1. BANK ACCOUNTS. Manager shall establish an operating account or accounts for the Project in the name and at the expense of Owner at such bank(s), under such designation(s) and with such authorized signatures of Manager as Manager and Owner may direct from time to time and all funds collected from the operation of the Project Manager receives shall be deposited in the account(s) so established and all expenses of the Project shall be disbursed from such account(s). Manager shall not commingle its own funds or funds of any other property with Project funds. If required by law or by Owner, a separate account(s) for tenant security deposits shall be established in the same manner as provided in the preceding sentence and shall be maintained as required by law or Owner. Owner will provide whatever signing authority is necessary for Manager to fulfill its obligations under this Agreement.

                  7.2. AUDITS. Owner reserves the right upon five (5) days prior written notice, to audit all books and records maintained by Manager with respect to the Project. Except as provided below, all audits shall be at Owner's cost and expenses, shall be conducted during normal business hours and shall be conducted at Manager's office where such books and records are located. Any audit may be conducted by Owner's agents or employees or by independent persons engaged by Owner provided that such parties are not a competitor to Manager. Any discrepancies noted in any audit shall be promptly corrected. In the event it is determined that the books and records have not been adequately maintained by Manager, as required hereunder, or if such audit reveals that Owner has been materially overcharged for Manager's services, then Manager shall be obligated to refund the amount of such overcharge to Owner and pay for the pro rata share of the cost of the audit which deals with the specific overcharge, with the pro rata share not to exceed $1,000.00.

                                  ARTICLE VIII
                          INSURANCE AND INDEMNIFICATION

                  8.1.     INDEMNITY AND SUBROGATION.

                           (a) Subject to Section 8.1(e), Owner shall indemnify,
defend (using counsel acceptable to Manager) and hold harmless Manager and its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arising directly or indirectly out of or resulting in any way from or in connection with the Project, the proper management of the Project by the Manager, or the proper performance or proper exercise by the proper Manager of the duties, obligations, powers, or authorities herein, or hereafter granted to the Manager, except for those actions and omissions of Manager in relation to which the Manager agrees to indemnify Owner pursuant to Section 8.1(b).

                           (b) Subject to Section 8.1(e), Manager agrees to
indemnify and hold the Owner and its affiliates and each of their respective employees, officers, directors, and agents harmless from and against any and all costs, expenses, attorney's fees, suits, liabilities, damages, or claim for damages, in any way arising out of (i) any negligent acts or omissions or intentional misconduct of Manager, its agents or employees contractors or invitees, (ii) any failure of Manager to promptly perform in any material respect any of its obligations under this Agreement, provided such failure was not caused by Owner or by events beyond the reasonable control of Manger, and Owner has furnished to Manager sufficient funds to perform such obligations; or
(iii) any acts of Manager beyond the scope of Manager's authority hereunder.

                           (c) "INDEMNIFIED PARTY" and "INDEMNITOR" shall mean
the Manager and Owner, respectively, as to Section 8.1 (a) and shall mean the Owner and Manager, respectively, as to Section 8.1(b). If any action or proceeding is brought against the Indemnified Party with respect to which indemnity may be sought under this Section 8.1, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of the Indemnitor.

                           (d) The indemnities in this Section 8.1 shall survive
the expiration or termination of this Agreement.

                           (e) Anything in this Agreement to the contrary
notwithstanding, Owner and Manager hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action against each other, their agents, officers and employees, for any loss or damage that may occur to the property, improvements to the Property, or personal property within the Property, by reason of fire or the elements, or other casualty, regardless of cause or origin including negligence of Owner or Manager and their agents, officers and employees, to the extent the same is insured against under insurance policies carried by Owner or Manager (or required to be carried by Manager hereunder); however, Owner's waiver shall not include any deductible amounts on insurance policies carried by Owner, nor extend to acts of the type described in clauses (i), (ii) and (iii) of Section 8.1(b). Owner and Manager agree to obtain a waiver of subrogation from the respective insurance companies which have issued policies of insurance covering all risk of direct physical loss and to have the insurance policies endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.

                           (f) For the purposes of Section 8.1(b), 8.1(f), the
term "Owner" shall be construed as meaning Owner, Asset Manager, and their respective affiliates, directors, officers, employees, agents, and representatives.

                  8.2.     PROJECT INSURANCE.

                           (a) Owner shall carry property damage insurance, or
builder's risk insurance, where applicable, to cover physical loss or damage to the Project from fire and extended coverage perils, including vandalism and malicious mischief and comprehensive general liability insurance with respect to the Project covering third-party bodily injury, property damage, and personal injury. All such insurance shall be in such amounts and with such insurers as Owner may determine and, with respect to any such liability coverage, shall include by endorsement Manager as an additional insured thereunder. If requested by Owner, Manager shall obtain such insurance, at Owner's cost and subject to Owner's approval thereof. Manager shall comply with all the warranties, terms and conditions of such insurance. Manager shall notify Owner in writing within forty eight (48) hours after the Manager receives notice of any loss, damage, or injury and shall not take any action which knowingly might prejudice Owner in its defense to a claim based on such loss, damage, or injury.

                           (b) Manager shall maintain the following insurance
coverage:


INSURANCE                  MINIMUM STANDARDS

Workers' Compensation      Coverage A:

                           Minimum limits required by Statute (with proof of compliance as acceptable to Owner)

                           Coverage B:

                           $1,000,000 Bodily Injury by Accident (Each Accident) $1,000,000 Bodily Injury by Disease (Policy Limit) $1,000,000 Bodily Injury by Disease (Each Employee)

Comprehensive General      $1,000,000 per occurrence/in the aggregate
Liability Insurance

Automobile, Single Limit   $1,000,00 Any Auto (hired/owned and non-owned)
Bodily Injury and
Property Damage

Uninsured Motorists        As required by Statute

Fidelity Bond/Crime/       Greater than two (2) months' gross income from the
Employee Dishonesty/       Property with maximum deductible of $10,000
Forgery & Alteration

All insurance required hereunder shall be in force as of the date hereof, except as specifically set forth in the following sentence. Manager shall furnish Owner, at the time of execution of this Agreement, with certificates of insurance evidencing its insurance coverage as required under Section 8.2(b), together with all exclusions and endorsements relating to the Project, and provided, however, that Manager may deliver to Owner, on a date not later than 30 days after the date hereof, evidence that Owner will be given at least thirty
(30) days prior written notice of cancellation or material change in coverage. All such policies, except for workers' compensation for Manager's employees directly involved with the operation of the Property shall be at Manager's sole cost. In cases where Owner and Manager maintain insurance policies that duplicate coverage, then Owner's policies shall provide primary coverage.

                           (c) CONTRACTOR'S AND SUBCONTRACTOR'S INSURANCE.
Manager shall require that each contractor and subcontractor hired to perform work at the Property maintain insurance against risk of physical damage to personal proper belonging to it in amounts sufficient to replace such personal property in the event of loss, and insurance coverage at such contractor's and subcontractor's expense, in the following minimum amounts:

INSURANCE                                    MINIMUM STANDARDS

Workers' Compensation                        As required by law

Employer's liability                         $1,000,000

Comprehensive general liability*             $1,000,000

Comprehensive auto liability*                $1,000,000

                  *These coverages shall be primary and will respond to any allegation, claim, loss, damage, demand or judgment, or other causes of action arising out of work done at the Property by the contractor or subcontractor on behalf of Owner and Manager. Owner and Manager shall be named as additional insureds on such policies. The policies shall be written on an "on occurrence" basis.

Owner may require additional coverage if the work to be performed is, in Owner's judgment, sufficiently hazardous. Before any work can begin, each contractor or subcontractor will submit Certificates of Insurance and Endorsements in form and substance satisfactory to Owner as evidence of the coverages required. Each certificate will provide for (i) cross-liability or severability of interests for the benefit of the additional Insureds, and (ii) if Contractors insurance is provided by means of a so called "blanket policy", the aggregate must apply per project or per location. Each certificate will bear an endorsement requiring thirty (30) days' prior written notice of cancellation, material alteration or non renewal. All such policies shall be issued by insurers with the Best rating of A or higher.

                  8.3.     MANAGER'S RESPONSIBILITIES.  Manager agrees to:

                           (a) If requested by Owner in writing and at Owner's
sole cost and expense, Manager shall obtain and maintain insurance with respect to the Project.

                           (b) Notify Owner within three (3) business days after
Manager receives notice of any loss, damage or injury at or arising from the Project.

                           (c) Take no action (such as admission of liability)
which knowingly bars Owner from obtaining any protection afforded by any policy Owner may hold or which prejudices Owner in its defense to a claim based on such loss, damage, or injury.

                           (d) Cooperate with Owner in disposition of claims,
including furnishing all available information to Owner's insurer or representative.

                  8.4. EMPLOYEE INSURANCE. If requested in writing by Owner, Manager shall require that all contractors and service companies operating in or on the Project maintain such worker's compensation, employer's liability and comprehensive general liability insurance as may be required by Owner, including any special coverage required by law or Owner in connection with hazardous operation.

                                   ARTICLE IX
                             COMPENSATION OF MANAGER

                  9.1. MANAGEMENT FEE. For its services hereunder, Manager shall be paid a monthly management fee in an amount equal to, and in accordance with, the schedule set forth in EXHIBIT "C" attached hereto and made a part hereof.

                  9.2. ADDITIONAL COMPENSATION. In addition to the monthly management fee provided for in Section 9.1 hereof, Manager shall be entitled to
(a) leasing commissions based on the schedule set forth in EXHIBIT "D" attached hereto and incorporated herein which shall be paid to Manager in connection with the leasing of the Project, and (b) construction management fees for work in the project which has been approved by Owner with respect to non-routine capital improvements based on the schedule set forth in EXHIBIT "E" attached hereto and incorporated herein which shall be paid to Manager in connection with construction work at the Project.

                  9.3.     EMPLOYEE COMPENSATION.

                           (a) Manager shall include in the proposed budget (see
paragraph 3.1) for the Project a schedule setting forth employee salaries, bonuses and benefits that are reimbursable under this Agreement. All such expenses shall be subject to adjustment from time to time during the term of this Agreement as reflected in each Approved Budget. Manager shall identify its employees whose salaries and bonuses may from time to time be charged pro rata to the Project for direct services rendered to the Project. In the event that employees of Manager other than those identified from time to time perform services for the Project, an appropriate portion of such employee's compensation and benefits and the expenses related thereto shall be included within the coverage of this paragraph.

                           (b) Manager shall make disbursements and deposits for
all compensation and other amounts payable with respect to persons employed by Manager in the operation of the Project, or performing special services from time to time at the request of Owner. The amounts so payable shall include, but not be limited to, unemployment insurance, social security, worker's compensation and other charges imposed by a governmental authority or provided for in a union agreement. Manager shall maintain complete payroll records. All payroll costs, including, but not limited to, those enumerated herein, are operating expenses of the Project to be reimbursed by Owner to Manager.

                  9.4. MANAGEMENT OFFICE. During the term of this Agreement, Owner shall make available to Manager finished office space (the "Management Office") on a rent-free basis in an amount not to exceed 3,000 square feet, and sufficient enough to allow Manager to provide first class leasing, management, marketing and construction activities for the benefit of the Project. Currently, the Management Office is located on the 11th Floor of the Project and comprises of approximately 2,660 square feet, in any case the space shall contain, but not be limited to a reception area, offices for the property manager, leasing manager, conference room, kitchenette, and an area for a copier and file cabinets. Owner, at Owner's expense, shall provide all furnishings and equipment (fax, copy, postage machines, computers and etc.) required for the operation of the Management Office and Project. Manager shall submit to Owner by February 1,

1998, a budget for Owner's approval which details the equipment and furnishings required for operation of the Management Office. The location for the Management Office shall be approved by Owner, and Owner shall have the right, at any time during the term hereof, to relocate the Management Office upon giving Manager not less than sixty (60) days prior written notice. Owner shall be responsible for all costs associated in connection with such relocation.

                  9.5. OUT-OF-POCKET EXPENSES. Subject to the approved budget, manager shall be entitled to reimbursement of all actual, verifiable and reasonable out of pocket costs and expenses, incurred by Manager in operating the Project, maintaining an on-site Management Office and operating the on-site Management Office, including, but not limited to, telephone charges, office equipment, office supplies, data processing or accounting costs in connection with preparation of budgets and reports, and, with prior approval of Owner, the cost of out-of-town travel, incurred by Manager in performing its duties pursuant to this Agreement.

                  9.6. METHOD OF PAYMENT. Payment of reimbursement of the amounts described in Sections 9.1 through 9.5 above shall be as follows:

                           (a) The management fee shall be calculated and paid
monthly and such amounts shall be shown in Manager's submission of its monthly accounting to Owner. Manager may pay such fees and compensation from Project operating funds then in its possession or control.

                           (b) Additional Compensation, Employee Compensation,
Management Office and Out-Of-Pocket Expenses pursuant to Sections 9.2, 9.3, 9.4 and 9.5 shall be reimbursed to Manager at the time incurred by Manager and Manager may reimburse such costs and expenses from time to time from Project operating funds under its possession or control. A detailed summary of such reimbursable costs and expenses shall be included on Manager's monthly accounting to Owner.

                           (c) In the event there shall not be Project operating
funds available to pay/or reimburse the fees and/or costs and expenses or other amounts due hereunder to Manager and all amounts due hereunder, Owner hereby assumes responsibility for the same and agrees to promptly pay such amounts to Manager.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1. INDEPENDENT CONTRACTOR. It is expressly understood and agreed that Manager as an agent of the Owner, will act as an independent contractor in the performance of this Agreement. The parties hereby agree that nothing in the Agreement shall be intended or construed to create an employer-employee relationship, a partnership or a joint venture with respect to the Project or otherwise.

                  10.2. NOTICES. All notices, demands, reports or other communications required or desired to be given hereunder shall be in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid to the parties at their respective addresses for notice, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and (c) by telecopier (with answer back acknowledged and so long as the original of said telecopy is mailed the next day). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; or forty-eight (48) hours after having been deposited in the United States mail postage prepaid and properly addressed or upon receipt with respect to notices sent via overnight delivery service or telecopy.

                  10.3. ATTORNEY'S FEES. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, damages or other relief, its reasonable attorney's fees and costs incurred.

                  10.4. ASSIGNMENTS. This Agreement and the rights and obligations hereunder shall not be assignable by either party hereto without the written consent of the other; provided, however, that the foregoing shall not extend to assignments required by: (a) any insurance carrier in any matter relating to subrogation, or (b) Manager in order to assign this Agreement to any entity which it controls, is controlled by or with which it is under common control provided such assignment does not result in a change in the personnel responsible for performing manager's obligations hereunder. Nothing contained in this Section 10.4 shall be deemed a waiver of Owner's right to sell, transfer, convey or encumber title to the Project without the consent of Manager.

                  10.5. AMENDMENTS. Except as otherwise provided herein, all amendments to this Agreement shall be in writing and executed by both parties.

                  10.6. ENTIRE AGREEMENT. This Agreement and the Exhibits and any Riders attached hereto and made part hereof, comprise the entire agreement of the parties with respect to the matters contained herein, and supersedes all prior agreements. The parties acknowledge that there are no representations, warranties, agreements, arrangements or understandings with respect to the subject matter hereof other than as expressly set forth in this Agreement.

                  10.7. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

                  10.8. COOPERATION AND ASSISTANCE. Owner and Manager agree to execute such documents and provide such further assurances as may be reasonably necessary for each to fulfill their respective duties and obligations under this Agreement. Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be requested by the party against whom such proceeding is brought.

                  10.9. WAIVER. No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by such other party of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party under this Agreement. Failure on the part of either party to raise any claim(s) with respect to any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of the rights thereof under this Agreement.

                  10.10. SEVERABILITY. It is the intention of the parties that if any such provision is held to be legal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

                  10.11. NO OBLIGATION TO THIRD PARTY. Except as otherwise set forth in this Agreement, the execution and delivery of this Agreement shall not be deemed to infer any rights upon, or obligate either of the parties hereto to, any person or entity other than each other.

                  10.12. CAPTIONS. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience and reference. Should there be any conflict between any such captions in the section and the text in the section, the text and not such caption shall control and govern in the construction of this Agreement.

                  10.13. TIME OF ESSENCE. Time is of the essence with respect to all of the terms, provisions, rights and obligations contained in this Agreement.

                  10.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  10.15. NON-DISCRIMINATION. Owner and Manager each mutually agree that there shall be no illegal discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex, sexual orientation, or national origin in leasing, transferring, use, occupancy or enjoyment of the Project, nor shall Owner or Manager knowingly permit any such practice or practices of discrimination or segregation with respect to the selection, location, use or occupancy of tenants at the Project.

                  10.16. CERTAIN INTERPRETATIVE MATTERS. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                  IN WITNESS WHEREOF, this Commercial Property Management and Leasing Agreement has been executed by Manager and Owner by their respective duly authorized officers as of the day and year first written above.

OWNER:                                   MANAGER:

EBS Building, L.L.C.                     Insignia Commercial Group, Inc.
                                         a Delaware corporation


By:    Price Waterhouse L.L.P.           By: /s/ J. John Reis
                                             -------------------------------
                                               J. John Reis
Its:   Manager                           Its:  Regional Director


By: /s/ Keith F. Cooper
    ---------------------------
       A Partner


Notice Address:                          Notice Address:

EBS Building, L.L.C.                     Insignia Commercial Group, Inc.
C/O Price Waterhouse L.L.P.              Attention:  J. John Reis
One NationsBank Plaza                    701 Market Street
Suite 2100                               Suite 1220
St. Louis, MO 63101                      Saint Louis, Missouri 63101
Attention:  Keith F. Cooper


With a Copy to:                          With a Copy to:

George E. Murray, III                    Insignia Financial Group, Inc.
Bryan Cave L.L.P.                        One Insignia Financial Plaza
One Metropolitan Square                  Greenville, SC 29601
Suite 3600                               Attention:  General Counsel
St. Louis, MO 63102




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



                                   EXHIBIT "A"
                             DESCRIPTION OF PROJECT


A 12 story Class A office building containing approximately 500,000 square feet of space, located at the southwest corner of Broadway Avenue and Washington Street in Downtown Saint Louis, Missouri, and numbered as 501 Washington, Saint Louis, Missouri 63101 having entrances on both Broadway Avenue and Washington Street.

                                   EXHIBIT "B"
                       INFORMATION TO BE PROVIDED BY OWNER


1.       Current Preliminary Title Report

2.       All Environmental Assessment Reports

3.       All ADA Compliance Reports

4.       Tenant files including:

                  All leases, amendments and modifications

                  All credit information of tenants

                  All information on tenant uses, including hazardous materials uses

                  All tenant insurance certificates required under leases

5. "As built" plans and specifications for all improvements to the Project, including plans and specifications for all tenant improvements and alterations and computer aided design (CAD) drawings for all rentable areas of the Project.

6. All maintenance and service contracts currently in effect at the Project.

7. Latest tax bills, insurance bills, mortgage and/or ground rent statements, and other Project and common area expense billings.

8. Revenue and expense records for the last eighteen (18) months of the Project, including tenant delinquency aging, security deposit accounting, and all accounts payable.

9. Insurance policies and endorsements therefor carried by Owner by the Project.

10. All other documents, records and reports in Owner's possession or control reasonably requested by Manager or reasonably believed by Owner as necessary or appropriate for Manager's carrying out of its duties under this Agreement.

                                   EXHIBIT "C"
                                 MANAGEMENT FEE


                  Commencing upon the commencement of the term of this Agreement, Manager shall be paid a monthly management fee equal to the greater of (i) two percent (2%) of the gross receipts derived from the Project during the preceding calendar month (or portion thereof applicable from the commencement of the term of this Agreement through and including the expiration or earlier termination of this Agreement), or (ii) Six Thousand-Seven Hundred Dollars ($6,700.00) per month.

                  The term "gross receipts" for all purposes under this Agreement shall be defined as: (i) receipts from the leasing of rentable space in the Project; (ii) receipts from lease rental escalations, late charges and/or cancellation fees; (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or services provided at the Project (including, but not limited to, parking lot collections, if any); (v) other miscellaneous operating receipts; (vi) proceeds from rent or business interruption insurance; (vii) any percentage rents collected; and (viii) all common area maintenance charges.

                  The term "gross receipts" for all purposes under this Agreement shall be defined to exclude: (i) tenants' security deposits until the same are forfeited by the person malting such deposits; (ii) property damage insurance proceeds; and (iii) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain

                                   EXHIBIT "D"
                         SCHEDULE OF LEASING COMMISSIONS


Leasing commissions shall be paid in accordance with the following schedule:

A.       MANAGER ONLY;  CO-BROKER NOT INVOLVED:

         NEW LEASES AND EXPANSION SPACE LEASES:
         Manager shall be paid 5% of gross rentals to be paid by tenant during years 1 - 5 of the initial term of the lease and 3% thereafter.

         RENEWAL LEASES:
         Manager shall be paid 2% of gross rentals to be paid by tenant during any renewal term(s) of the lease.

B.       MANAGER WITH CO-BROKER INVOLVED:

         NEW LEASES AND EXPANSION SPACE LEASES:
         Manager shall be paid 2 1/2% of gross rentals to be paid by tenant during years 1 - 5 of the initial term of the lease and 1.5% thereafter. In addition, the Co-Broker shall be paid at the rate of 3 1/2% for years 1 - 5 and 1.5% thereafter.

         RENEWAL LEASES:
         Manager shall be paid 2% of gross rentals to be paid by tenant during any renewal term(s) of the lease. Any fees to be paid to a Co-Broker for a renewal term shall require the prior approval by Owner on a case-by-case basis.

Such commission(s) shall be paid one-half upon execution of a new lease agreement and one-half upon occupancy by the tenant. Commissions for expansions of space and/or renewal terms shall be paid in full upon execution of the appropriate documentation.

The term "gross rentals" as used in this Exhibit D shall mean and refer to the total of any annual base rent or fixed rent payable by a tenant under any lease, including leases for expansion space, for an initial lease term or renewal lease term.

                                   EXHIBIT "E"
                          CONSTRUCTION MANAGEMENT FEES


Construction Management Fees shall be paid in accordance with the following schedule:

            -   5% if a General Contractor is engaged for the work, and

            -   10% if there is not a General Contractor engaged for the work.

Such fees shall be paid one-half upon commencement of the work and one-half upon commencement of the lease for tenant improvements or in the case of capital improvements, one-half upon completion of the work.

Construction Management Fees for tenant improvements shall be a part of the Tenant Improvement allowance or paid for directly by the tenant.